UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Solera National Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 25, 2014, Solera National Bancorp, Inc. mailed the following letter to its shareholders:

April 25, 2014

Dear Fellow Shareholder:
Solera National Bancorp, Inc. (“Solera,” the “Company,” “we,” or “us”) is mailing to all of our shareholders our proxy statement for the 2014 Annual Meeting of Shareholders scheduled for May 22, 2014. Your Board of Directors is asking you to support the election of 11 of the current directors at the 2014 Annual Meeting.
Michael Quagliano, an owner of approximately 23% of the Company’s outstanding stock, and Kathleen Stout, a former employee of the Company who was terminated in December 2013, have each indicated an intention to launch a proxy contest in an attempt to replace your current directors with their own slates of dissident candidates. Your vote is important in this election and we urge you to be sure to vote so that your voice is heard at the Annual Meeting.
WE THINK SHAREHOLDERS HAVE A CLEAR CHOICE -

•	ELECT SOLERA’S SLATE OF INDEPENDENT, EXPERIENCED NOMINEES FOCUSED ON CUTTING COSTS AND REPOSITIONING THE COMPANY TO CREATE LASTING VALUE FOR ALL SHAREHOLDERS

•	REJECT EACH DISSIDENT’S SLATE OF NOMINEES
The Company’s Board has the diversity, experience and qualifications to lead the Company. The Board has nominated 11 highly qualified directors, ten of whom are independent. Under the Board’s oversight, new CEO John P. Carmichael has cut costs and taken other decisive steps to return the Company to its original focus on serving the Hispanic community and other underserved markets. These efforts have resulted in a number of positive operating trends, including:

•
Growing interest income, which increased from $5.3 million in 2012 to $5.8 million in 2013. Our loan portfolio, including both commercial and residential loans, increased by $20 million in 2013 compared to 2012.

•
Increased deposits, from $125 million as of December 31, 2012 to $133 million as of year-end 2013. The increase reflected organic growth and $6 million of acquired deposits, providing inexpensive liquidity to fund accelerating lending activity.

•	Outstanding asset quality, including no non-performing loans as of December 31, 2013, with no loan loss provision during the year.

•	Solera National Bank ended 2013 exceeding regulatory standards for a well capitalized institution.

•	Estimated annual savings of $400,000 from the termination of a lease in the Cherry Creek area of Denver.
The Board and Mr. Carmichael are committed to continuing to reduce costs, enhance efficiencies and pursue a commercial banking-focused growth strategy for the benefit of all shareholders.
Solera believes that the loss of its directors would be harmful to the Company. We believe that Quagliano has failed to propose a qualified slate of nominees or to articulate a realistic plan for Solera going forward. We also believe that Stout is pursuing this proxy fight as a platform to advance a self-interested agenda that is not aligned with the interests of all Solera shareholders.

THE NOMINEES ON MR. QUAGLIANO’S SLATE INCLUDE HIS TWENTY-SOMETHING DAUGHTER AND GIRLFRIEND, BUT NO ONE WITH ANY SIGNIFICANT BANKING EXPERIENCE OR COMMUNITY TIES
Mr. Quagliano has proposed six nominees for election at the annual meeting (originally seven, but one has subsequently decided to refuse to be included in Mr. Quagliano’s slate). His slate is comprised of:

•
Mr. Quagliano’s 28 year old fiancé, Melissa Allen, who lives in Wellington, Florida. Ms. Allen lists her principal occupation for the past five years as “Manager of Rosiano Farm.” When asked to describe the skills and experience that qualify her to serve as a director of the Company, Ms. Allen responded as follows:

◦	“Management, logistics and care of top level show jumping horses on a national level”

◦	“Trend forecasting” and

◦	“3 month basic training in Israeli Defense Force”
Ms. Allen has NO banking experience and NO relevant community ties.

•
Mr. Quagliano’s 21 year old daughter, Drew Quagliano, who is a student at the University of Colorado. Ms. Quagliano listed among her top qualifications to serve as a director of the Company “Excel, Microsoft Office, Mac applications” and, like Ms. Allen, her equestrian skills. NO banking experience and MINIMAL relevant community ties.

•	Other nominees:

◦
Jackson Lounsberry, a hedge fund manager from Eagle, Colorado. Mr. Lounsberry has falsely claimed to be a Series 7 Registered Representative; in fact, he has not held that status since September 2013. Mr. Lounsberry was formerly employed by a bank, but describes his principal duty as the sale of securities. MINIMAL banking experience and NO relevant community ties.

◦
Lars Johnson, an attorney from Eagle, Colorado. Mr. Johnson lists as one of his principal qualifications his license as a Series 7 Registered Representative, but initially neglected to mention that he has held this license for less than four months. NO banking experience and NO relevant community ties.

◦	Carlyle Griffin, a retired IBM employee from Spokane, Washington. NO banking experience and NO relevant community ties.

◦	Michael Quagliano, an owner and operator of restaurant franchises and real estate investments from Quincy, Illinois. MINIMAL banking experience and NO relevant community ties.
The Company’s board believes that these facts speak for themselves - Mr. Quagliano’s nominees are profoundly unqualified to lead the Company as it seeks to grow its business in the Denver community and manage the challenges of a complex and changing economic and regulatory environment.
QUAGLIANO HAS NOT ARTICULATED A CREDIBLE PLAN FOR THE COMPANY
Although Mr. Quagliano has continued to refuse to meet with representatives of the Company face-to-face (despite the Company’s invitation to meet him at any time and place of his choosing), Mr. Carmichael has spoken to Mr. Quagliano about the Company’s current management and operations and Mr. Quagliano’s plans if his nominees are elected. In those conversations, Mr. Quagliano has indicated that his plan consists of two elements: (i) slashing executive compensation by 40-50% and (ii) renegotiating the Company’s leases.
The Company’s board believes that Mr. Quagliano’s “strategy” is as unrealistic as his nominees are unqualified. First, the Company’s management has understandably expressed its unwillingness to continue to serve if its compensation is reduced in the draconian manner Mr. Quagliano proposes. The

Board believes that its current compensation programs are at the level necessary to retain talented executives. Imposing a 40-50% reduction would make it difficult, if not impossible, to recruit even minimally qualified candidates. Moreover, the departure of the current management team without credible new candidates in place could have serious regulatory implications for the Company and Solera National Bank. Second, the Company’s lessors are under no obligation to renegotiate its leases, and we are aware of no reason to believe that they would be willing to do so. Although the Board shares Mr. Quagliano’s desire to cut costs, it has concluded that his plan has essentially no connection to the real-world circumstances the Company faces.
STOUT IS AN EX-EMPLOYEE WITH A SELF-INTERESTED AGENDA
Stout was Executive Vice President of the Company and President of its residential mortgage division from November 2012 until her termination in December 2013. In her notice to the Company regarding her slate of nominees, she expressed her interest in being reinstated to her former position, and disclosed that she has discussed this interest with several of her nominees. The Board notes that Ms. Stout’s termination occurred as part of the Company’s cost-cutting efforts, which included the elimination of all Executive Vice President positions (meaning, in effect, that there is no job for her to return to). The Board believes that her termination was in the best interests of the shareholders, and that reversing course on this decision, while beneficial to Stout personally, would take the Company in the wrong direction.
*    *    *    *    *
We appreciate your support and your continued interest in the Company. Your vote is always important, but never more so than this year - we urge you to support the Board’s nominees so that they can continue to work to build Solera’s business for the benefit of all shareholders.
No matter how many shares of stock you own, please vote FOR the election of all of the Board’s nominees and in accordance with the Board’s recommendations on the other proposals on the agenda for the annual meeting by taking three steps:
•    SIGNING the enclosed WHITE proxy card;
•    DATING the enclosed WHITE proxy card; and

•	MAILING the enclosed WHITE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).
If any of your shares of stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed WHITE voting form.
Please do not return any proxy card sent to you by Michael Quagliano or Kathleen Stout. Not even to vote Against them. Doing so may impact your vote in accordance with the Board’s recommendations. In fact, throw away anything you receive from Michael Quagliano or Kathleen Stout.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Solera’s proxy materials, please call
Alliance Advisors LLC at the phone numbers listed below.

ALLIANCE ADVISORS LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Banks and Brokers Call Collect: (973) 873-7721
Shareholders Call TOLL-FREE: (855) 737-3177

On Behalf of Your Board of Directors
Sincerely,
John P. Carmichael
President and Chief Executive Officer

Caution Concerning Forward-Looking Statements
This letter contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this letter other than statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to grow Solera National Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission (“SEC”) filings. The most significant of these uncertainties are described in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; and the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability. We undertake no obligation to update or revise any forward-looking statement. Readers of this letter are cautioned not to put undue reliance on forward-looking statements.
Important Additional Information
Solera, its directors and certain of its executive officers are participants in the solicitation of proxies from Solera shareholders in connection with the matters to be considered at the 2014 annual meeting of shareholders. Solera has filed a definitive proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies from Solera shareholders. SOLERA SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Solera’s directors and executive officers in Solera stock and options is also included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.solerabank.com) in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in Solera’s other SEC filings, including Solera’s Annual Report on Form 10-K for the year ended December 31, 2013. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by Solera with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Solera’s website at www.solerabank.com, or by calling Solera’s proxy solicitor, Alliance Advisors, LLC, toll free at (855) 737-3177.